Exhibit 99.1

PIONEER BANKSHARES, INC.

ANNOUNCES 2007 YEAR-END EARNINGS

FOR IMMEDIATE RELEASE:

For Inquiries Contact:	Thomas R. Rosazza, President/CEO	(540) 778-2294

Stanley, VA, February 8, 2008 — Pioneer Bankshares, Inc., (OTC Bulletin Board: PNBI.OB) parent company of Pioneer Bank, reported net earnings of $1.752 million for the year ended December 31, 2007, compared to $1.662 million for 2006. According to Company records, net income for 2007 is the highest in the history of the institution. Earnings per share were $1.73 for the year ended December 31, 2007, compared to $1.64 for 2006.

The overall increase in earnings of $90,000 is generally attributed to additional interest income on loans and investment securities at the bank level, as well as, gains on securities transactions at the holding company level. The increase in loan and investment interest is primarily the result of the Company’s continued efforts to expand its loan portfolio, as well as, increased market yields on the bank’s investment portfolio as compared to the prior year. The increased income on the securities portfolio at the holding company level is largely attributed to market conditions and management’s oversight.

The Company’s loan portfolio grew by $6.8 million or 5.71% during 2007, and was primarily in the category of commercial real estate loans. The deposit portfolio grew by $2.6 million or 2.07% during the same period, with the majority of this growth being in demand deposit and savings accounts. Interest bearing deposits in other banks decreased by $3.8 million or 70.27%, while total investment securities available for sale were reduced by $2.8 million or 20.40%. These reductions in assets were used as a source of funding to support the Company’s loan growth and to reduce outstanding borrowings in accordance with original repayment schedules. Total outstanding borrowings were reduced by $3.8 million or 35.51% during 2007. The changes in assets and liabilities provided net asset growth for the Company during 2007 of $193,000. This represents a 0.13% increase. The Company’s capital position at December 31, 2007 was $16.3 million, or 10.72% as a percentage of total assets.

The Company’s book value as of December 31, 2007 was $16.09 per share, as compared to a book value of $15.05 per share as of December 31, 2006. This represents an increase of 6.91%. Additionally, shareholder dividend payments for 2007 were increased by 9.80%, as compared to the prior year. Management continues to be focused on maximizing earnings, while minimizing operating expenses, in an effort to increase shareholder value.

Additional financial highlights for the year ended December 31, 2007 are included in the table below.

Pioneer Bankshares, Inc. is a one-bank holding company located in Page County, Virginia. It owns and operates Pioneer Bank with seven banking locations. The Company’s main branch and corporate office is located in Stanley, Virginia, with other branch locations in Shenandoah, Luray, Harrisonburg (2), Stanardsville, and Charlottesville, Virginia.

PIONEER BANKSHARES, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except for per share data)

	For the Year Ended December 31,
	2007	2006
	Unaudited	Audited
Condensed Statement of Income

Interest and dividend income	$10,764	$9,834
Interest expense	3,908	3,287

Net interest income	6,856	6,547

Provision for loan losses	309	233

Net interest income after provision for loan losses	6,547	6,314

Non-interest income	1,278	1,187
Non-interest expense	5,180	4,994

Income before income taxes	2,645	2,507
Income tax expense	893	845

Net Income	$1,752	$1,662

Balance Sheet Summary (At Year End)

Total Assets	$151,824	$151,631
Total Deposits	127,355	124,778
Total Loans, Net of Unearned	125,611	118,822
Stockholders’ Equity	16,274	15,218

Per Share Information

Net income per share, basic and diluted	$1.73	$1.64
Dividends per share	.56	.51
Book value per share	16.09	15.05